Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

FIELDSTONE MORTGAGE COMPANY

as Seller

AND

WAUSAU MORTGAGE CORPORATION

as Purchaser

DATED AS OF

January 13, 2006

ASSET PURCHASE AGREEMENT

4.3	Effective Agreement	10

4.4	Consents and Approvals of Governmental Authorities	10

4.5	Litigation	10

4.6	Statement Made	10

ARTICLE V

5.1	Representations and Warranties True	11

5.2	Performance of Covenants	11

5.3	Corporate Proceedings	11

5.4	No Governmental or Other Proceedings	11

5.5	Consents and Approvals	11

5.6	Instruments of Transfer	12

5.7	Release of Liens	12

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		12

6.1	Representations and Warranties True	12

6.2	Performance of Covenants	12

6.3	Corporate Proceedings	12

6.4	No Governmental or Other Proceedings	12

6.5	Consents and Approvals	13

6.6	Instruments of Assumption	13

ARTICLE VII

7.1	Conduct of Business	13

7.2	Obtaining Consents and Approvals	14

7.3	Commercially Reasonable Efforts	15

7.4	Access and Information	15

7.5	Additional Information	15

7.6	Expenses; Liabilities	16

7.7	Post-Closing Matters	16

7.8	Further Assurances	17

7.9	Disposition of Pipeline Mortgage Loans	17

7.10	Solicitation of Key Employees	18

ARTICLE VIII

CERTAIN OTHER COVENANTS		18

8.1	Employees	18

8.2	Seller’s Indemnity	19

8.3	Purchaser’s Indemnity	20

ARTICLE IX

9.1	Confidentiality	21

9.2	Enforcement of Article IX	21

ARTICLE X

10.1	Termination	22

10.2	Effect of Termination	22

ARTICLE XI

11.1	Amendment	22

11.2	Counterparts	22

11.3	Entire Agreement	22

11.4	Rights Cumulative; Waivers	23

11.5	Section Headings	23

11.6	Notices	23

11.7	Governing Law	23

11.8	Severability	24

11.9	Successors and Assigns	24

11.10	Publicity	24

SCHEDULES

Schedule 2.1(a)	List of Furniture and Equipment

Schedule 2.1(b)	List of Assumed Furniture and Equipment Leases

Schedule 2.1(c)	List of Purchased Leasehold Improvements

Schedule 2.1(d)	List of Assumed Office Leases

Schedule 2.1 (e)	Initial List of Pipeline Mortgage Loans

Schedule 2.1 (f)	List of Excluded Assets

Schedule 3.5	List of Assumed Contracts

Schedule 7.9	Representations and Warranties Pertaining To Mandatory Delivery Loans

Schedule 7.10	List of Key Employees

Schedule 9.1	Sample Press Release

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of this 13th day of January, 2006, by and between FIELDSTONE MORTGAGE COMPANY, a corporation organized and existing under the laws of the State of Maryland, with its principal place of business at 11000 Broken Land Parkway, Suite 600, Columbia, Maryland, 21044 (“Seller”), and WAUSAU MORTGAGE CORPORATION, a corporation organized and existing under the laws of the State of Colorado, with its principal place of business at 6700 Koll Center Parkway, Suite 100, Pleasanton, CA 94566 (“Purchaser”).  Seller and Purchaser are sometimes collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller conducts and manages a wholesale and retail residential mortgage loan origination business through its Broad Street Mortgage Co. division (“Broad Street”), at the Broad Street offices listed in Schedule 2.1 (d) (collectively, the “Business”); and

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser wishes to hire certain of the employees in the Broad Street division to become employees of Purchaser; and

WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, certain of the assets of Seller that are used solely in connection with the Business, all in consideration of the Purchase Price (as defined herein) and Purchaser’s assumption of certain liabilities and obligations of Seller, as described below.

NOW, THEREFORE, in consideration of the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions.  The following terms when used herein shall have the following meanings:

“Affiliate” with respect to any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

“Agreement” shall mean this Agreement and all Exhibits and Schedules hereto, as the same may from time to time be amended or supplemented by one or more instruments executed by all Parties hereto.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Pipeline Mortgage Loans, all of the following:  (i) all material contractual obligations of Seller with respect to the Pipeline Mortgage Loans, including, without limitation, those contractual obligations contained herein, for which Seller is responsible or at any time was responsible; (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon Seller; (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including, without limitation, those of any Investor and any Insurer; and (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

“Assets” shall mean, except as limited below, all assets or contracts of Seller, whether tangible or intangible, real, personal, or mixed, wherever located, whether known or unknown, and whether or not carried on the books and records of Seller, that relate to or are used solely in connection with the Business, as set forth in detail in the appropriate schedules attached hereto, including, without limitation:

(i)            subject to Applicable Requirements and any required consent of any applicant or borrower, the Pipeline Mortgage Loans;

(ii)           subject to any required consent of the applicable lessor, all rights of Seller under the Assumed Leases, including all telephone numbers used by the Offices as of the date hereof;

(iii)          the Furniture and Equipment;

(iv)          the Purchased Leasehold Improvements;

(v)           all rights of Seller under the Assumed Contracts;

(vi)          subject to applicable regulatory and legal requirements, all intellectual property rights related to the use of the “Broad Street;” provided, however, that in no event shall Purchaser have any right to or related to the use of the name “Fieldstone,” “Fieldscore” or any other trade name used by Seller;

(vi)          all Supplies; and

(vii)         all Files and Records (excluding Personnel Records), provided, however, that Purchaser shall provide Seller with reasonable continuing access to such records, upon Seller’s written request and at a mutually satisfactory time and place, for regulatory, tax and other reasonable purposes.

“Assumed Contracts” shall mean, subject to Section 7.2 hereof, those Contracts listed on Schedule 3.5 attached hereto.

“Assumed Furniture and Equipment Leases” shall mean, subject to Section 7.2 hereof, those lease agreements with respect to furniture and equipment leased by Seller as of the Closing Date that are used solely in connection with the Business, as listed on Schedule 2.1(b) attached hereto, which satisfy the criteria set forth in Section 3.5 hereof.

“Assumed Leases” shall mean the Assumed Furniture and Equipment Leases and the Assumed Office Leases.

“Assumed Office Leases” shall mean, subject to Section 7.2 hereof, those certain real property leases entered into by Seller as of the Closing Date and that are used solely in connection with the Business, as listed on Schedule 2.1(d), which satisfy the criteria set forth in Section 3.5 hereof.

“Assumed Liabilities” shall mean (i) all obligations that, but for the transactions contemplated by this Agreement, would otherwise accrue to the Seller on or after the Closing Date under (A) Pipeline Mortgage Loans, (B) Assumed Leases and (C) Assumed Contracts; (ii) all obligations of Seller to pay commissions on a loan level basis due to salespersons, Brokers or correspondents with respect to the Pipeline Mortgage Loans that close after the Closing Date; and (iii) all obligations that, but for the transactions contemplated by this Agreement, would otherwise accrue under rate lock agreements and loan commitments issued by Seller prior to the Closing Date and are assigned to Purchaser with respect to the Pipeline Mortgage Loans.  Assumed Liabilities shall not include any severance obligations or other employee benefit obligations that Seller has as of the Closing Date with respect to any current or former Broad Street employees.

“Best Efforts Loans” shall have the meaning given in Section 7.9 (b) here.

“Broad Street Senior Management” shall have the meaning given in Section 3.9 hereof.

“Broker” shall mean any firm or individual who, for a commission takes and/or processes an application for a mortgage loan to be funded by Broad Street.

“Business” shall have the meaning given in the recitals hereto.

“Business Day” shall mean any day that is not a Saturday or Sunday or is not a day on which banks in New York, New York are authorized to close.

“Closing” shall have the meaning given in Section 2.5 hereof.

“Closing Date” shall mean the date as defined in Section 2.5 hereof.

“Contracts” shall mean all contracts, agreements, instruments, commitments and other binding arrangements, whether oral or written, to which Seller is a party or by which Seller is bound or subject, and that relate solely to or are used solely in connection with the current and prospective conduct of the Business, including, without limitation, leases, indentures, evidences of indebtedness, rental agreements, options, binding purchase orders and licenses (other than Permits), but excluding those with respect to which Seller already has completed performance thereunder, except for the retention by Seller of an actual or contingent liability for breaches thereunder, and Employee Benefit Plans or other obligations that Seller may have as of the Closing Date with respect to current or former Broad Street employees.

“Effective Date” shall mean the first date that this Agreement has been fully executed by all Parties.

“Employee Benefit Plan” shall mean any and all of the following, to the extent applicable to the Offices, the Business and/or the Assets: any retirement, post-retirement, profit-sharing, deferred compensation, bonus or incentive plan, practice or arrangement, whether formal or informal, any other employee benefit program, arrangement, agreement understanding, any medical, vision, dental or other health plan and any life insurance plan and including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Seller or to which Seller contributes or is a party or is bound or under which it may have liability or under which employees of Seller are eligible to participate or derive a benefit.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FHA” shall mean the Federal Housing Administration of the Department of Housing and Urban Development of the United States and their respective successors.

“Files and Records” shall mean all of the following which are related to or used solely in connection with the Assets, and/or the Business:  Seller’s files, records, original documents, papers, customer lists (including those relating to realtors, builders and contractors and borrowers under the Pipeline Mortgage Loans) data bases, data manuals, warranties relating to the Assumed Contracts, Assumed Leases, dealer and distributor lists and other files and records of any type or form; provided, however, that the term “Files and Records” shall not include files related to loan applications rejected by Seller prior to the Closing Date nor files related to loans that were funded by Seller prior to the Closing Date.

“Furniture and Equipment” shall mean all furniture and equipment owned by Seller that relates to or is used in connection with the Business, a complete list of which is set forth on Schedule 2.1(a) attached hereto.

“Insurer” shall mean the FHA, VA and any private mortgage insurer which insures or guarantees any of the mortgage loans originated by Seller and providers of hazard, title or other insurance with respect to such mortgage loans or the secured real property associated therewith.

“Investor” shall mean any housing authority, or any private investor, as the case may be, which purchases mortgage loans from Purchaser or guarantees the payments on the related securities based on such mortgage loans.

“Liabilities” shall mean claims, liabilities and obligations of every nature or kind, whether accrued, absolute, contingent or otherwise and whether asserted or unasserted, known or unknown and whether due or to become due.

“Lien” shall mean any lien, claim, mortgage, security interest, pledge, charge, easement, servitude or other encumbrance of any kind, including any of the foregoing arising under any conditional sales or other title retention agreement.

“Mandatory Delivery Loans” shall have the meaning given in Section 7.9 (a) hereof.

“Offices” shall mean the Broad Street offices listed in Schedule 2.1 (d).

“Operative Documents” shall mean this Agreement and each other agreement, certificate, exhibit, schedule and document executed and delivered, or required to be executed and delivered, in connection therewith.

“Parties” shall have the meaning set forth in the preamble hereto.

“Permits” shall mean licenses, permits, registrations, qualifications, authorizations and approvals required to be issued or granted in connection with the brokering, originating, making, acquiring, insuring, servicing, or purchase of residential mortgage loans.

“Person” shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or a federal, state, city, municipal or foreign government or an agency or political subdivision thereof.

“Personnel Records” shall mean all records relating to any and all of Seller’s employees with respect to employment applications, attendance, date of hire, job description, compensation, training, vital statistics, accrued vacation, sick leave and personal leave, performance evaluations, references, health and medical records related to the employment history and job performance of each such employee.

“Pipeline Loan File” shall mean the file containing the loan origination documentation with respect to a Pipeline Mortgage Loan, including, without limitation, each of the following documents:

1.  Loan Application

2.  Truth-in-Lending Act Disclosure

3.  Good Faith Estimate of Settlement Charges.

“Pipeline Mortgage Loans” shall mean all written applications committed from prospective borrowers, Brokers or correspondents for first lien, residential mortgage loans which have been accepted for processing or underwriting by Seller as of the Closing Date, as listed on Schedule 2.1 (e) hereto, as updated from time to time pursuant to Section 7.9 (d), which have been handled following the same programs and procedures as currently in effect, which have not yet been either cancelled by Seller or closed and funded, together with all interest, and rights to such loans.

“Pre-Closing Loan” shall have the meaning given in Section 7.9(e).

“Purchase Price” shall have the meaning given in Section 2.2.

“Purchased Leasehold Improvements” shall mean all leasehold improvements owned by Seller, solely related to the Business and set forth on Schedule 2.1(c) attached hereto.

“Purchaser” shall mean Wausau Mortgage Corporation, as defined in the recitals hereto, and its successors and assigns.

“Seller” shall mean Fieldstone Mortgage Company, as defined in the recitals hereto, and its successors and assigns.

“Supplies” shall mean all consumable supplies owned by Seller and used solely in connection with the Business.

“VA” shall mean the United States Department of Veterans Affairs and any successor thereto.

ARTICLE II

PURCHASE AND SALE

2.1          Assets to be Sold; Excluded Assets.  Subject to the terms and conditions of this Agreement (including, with respect to any particular Asset, Section 7.2), Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and assume from Seller, all of Seller’s right, title and interest in and to the Assets.  For the avoidance of doubt, the Assets shall not include those intangibles, receivables and ineligible assets, if any, set forth on Schedule 2.1(f).

2.2          Purchase Price.

(a)           The purchase price (“Purchase Price”) for the sale of the Assets made hereunder shall be the sum of:

(i)            $100,000.00, which is the agreed-upon value, and assumed to be the fair market value, of the Furniture and Equipment and the Purchased Leasehold Improvements; and

(ii)           the value of all security deposits posted by or on behalf of Seller in connection with the Assumed Leases and any other leased property transferred to Purchaser.

(b)           The Purchase Price shall be payable by wire of immediately available funds on the Closing Date.

2.3          Assumption of Liabilities.  Except as otherwise specifically provided herein, on the Closing Date, Purchaser shall assume the Assumed Liabilities.  Other than the Assumed Liabilities, neither Purchaser nor any of its Affiliates will assume or otherwise be responsible for in any way whatsoever any other duties, obligations and liabilities of, or claims against, Seller (or its employees, agents, officers, directors, trustees, representatives, subsidiaries or Affiliates);  provided, however, that the Parties acknowledge and agree that the foregoing sentence shall not affect the indemnification obligations of Purchaser that are expressly set forth in Section 8.3 hereof.

2.4          Prorations.  All payments under or pursuant to the Assumed Leases and the Assumed Contracts relating to periods prior to the Closing Date, real and personal property taxes related to the Assets relating to periods prior to the Closing Date, whether or not payable after the Closing Date, shall be prorated between Purchaser and Seller, as the case may be, on the basis of a 365-day year (except with regard to taxes, which shall be prorated on the basis of the applicable tax year) and the number of days elapsed in the current 365-day year (or, with regard to taxes, in the applicable tax year) as of the Closing Date.  With respect to any products sold (or services rendered) pursuant to the Assumed Contracts and Assumed Furniture and Equipment Leases, Seller and Purchaser shall use commercially reasonable efforts to arrange for vendors to bill Purchaser directly following the Closing Date.  Any invoices for such amounts not sent to Purchaser after the Closing Date will be forwarded by Seller to Purchaser within three Business Days following Seller’s receipt thereof.  Such forwarding shall be deemed to be complete upon mailing by Seller in accordance with Section 11.6 of this Agreement.

2.5          Closing.  Subject to the satisfaction of the closing conditions set forth in Articles V and VI hereof, the purchase and sale provided for in this Agreement (hereinafter the “Closing”) shall take place either at Seller’s offices or by the exchange of faxed signature pages at such time, date and/or place as shall be fixed by written agreement between the Parties hereto (the “Closing Date”), which date shall occur no earlier than the date that the Purchaser successfully obtains all required governmental approvals, licenses, permits, and other necessary consents to operate the Business in the states in which each of the Offices is located.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows (it being acknowledged that each such representation and warranty is made to Purchaser as of both the Effective Date and the Closing Date):

3.1          Due Incorporation and Good Standing; Qualifications.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller is duly qualified, licensed and in good standing as a corporation, and is properly authorized and has all necessary permits to conduct the Business.  Seller has in full force and effect (without notice of possible suspension, revocation or impairment) all requisite Permits that are required in connection with the Business and the Assets.

3.2          Authority and Capacity.  Seller has all requisite corporate power, authority and capacity to enter into the Operative Documents and to perform its obligations thereunder.  Seller has duly and validly authorized the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, by all necessary corporate action.  Each of the Operative Documents will, upon its execution by Seller and Purchaser, constitute a valid and legally binding agreement of Seller enforceable in accordance with its terms.

3.3          Effective Agreement.  The execution, delivery and performance of the Operative Documents by Seller, its compliance with the terms thereof, and consummation of the transactions contemplated thereby, will not (a) violate any judgment, decree, injunction or order of any court or any governmental entity applicable to Seller, (b) conflict with any of the terms of (i) Seller’s articles of incorporation, bylaws or other constituent documents, or (ii) any other governing instrument relating to the conduct of Seller’s business or the ownership of its properties, or (c) violate, conflict with, constitute a default under, or result in a breach of, any other agreement to which Seller is or was a party or by which it is or was bound, which such violation, conflict or default would have a material adverse effect on the Assets or the Business or result in material liability, cost or expense to Purchaser or materially impair Seller’s ability to perform its obligations hereunder.

3.4          Consents and Approvals of Governmental Authorities.  No consent, approval, authorization or waiver of, or declaration, filing or registration with, or notification to, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Seller of the Operative Documents and the consummation by Seller of the transactions contemplated thereby.

3.5          Contracts.  The Assumed Contracts listed on Schedule 3.5 attached hereto constitute all of the Contracts used by Seller in connection with the Assets and the Business, except such Contracts which relate to matters concerning Seller’s business as a whole and which shall be retained and continue to be utilized by Seller following Closing.

3.6          Assets.  Seller has good and marketable title to all of the Assets owned by it and valid, subsisting and enforceable leasehold interests in all of the Assets leased by it, in each case free and clear of all Liens other than those that will be released upon the sale of the Assets to Purchaser, and other than Liens for taxes not yet due and payable.  Upon transfer of the Assets to Purchaser pursuant to Section 2.1 hereof, Purchaser will have good and marketable title to all of the Assets owned by Seller prior to the Closing Date and enforceable leasehold interests in all of the Assets leased by Seller prior to the Closing Date, free and clear of all Liens (other than Liens created by Purchaser and taxes not yet due and payable).  Seller enjoys, and is entitled to, quiet possession of all tangible Assets owned or leased by it.

3.7          Compliance with Regulations.  Seller is in compliance with all applicable federal, state and local laws and regulations, including, without limitation, the Applicable Requirements, with respect to, and which might materially and adversely affect, the Business and Assets being purchased by Purchaser hereunder or result in liability or material cost to Purchaser.

3.8          Litigation.  There is no litigation, proceeding, claim, demand or governmental investigation pending, or, to the knowledge of Seller, threatened, nor is there or any order, injunction or decree outstanding against or relating to Seller or the Assets, which could have a material and adverse effect upon any material portion of the Assets or material aspect of the Business or result in material liability or material cost to Purchaser or materially impair Seller’s ability to perform its obligations hereunder.

3.9          Employment Contracts.  Other than John J. Jacobs, Brendan George, and Mary O’Bannon (hereinafter “Broad Street Senior Management”), all of the Broad Street employees are employees at will and can be terminated at any time with or without cause.

3.10        Tax Deposits.  The amounts withheld by Seller from its employees and agents for all periods through the Closing Date comply in all material respects with the tax withholding provisions of all applicable federal, state and local laws.  All taxes required to be withheld from the payments of compensation to Seller’s Office employees have been, or, on or before the date required by applicable law, will be deposited by Seller in the United States Treasury or in the accounts of state and local taxation authorities in the ordinary course of business.

3.11        Statement Made.  No representation, warranty or written statement made by Seller in the Operative Documents contains any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller as follows (it being acknowledged that each such representation and warranty is made to Seller as of both the Effective Date and the Closing Date):

4.1          Due Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

4.2          Authority and Capacity.  Purchaser has all requisite power, authority and capacity to enter into the Operative Documents and to perform the obligations required of it thereunder.  Purchaser has duly and validly authorized the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, by all necessary corporate action.  Each of the Operative Documents will, upon its execution by Seller and Purchaser, constitute a valid and legally binding agreement of Purchaser enforceable in accordance with its terms.

4.3          Effective Agreement.  The execution, delivery and performance of the Operative Documents by Purchaser, its compliance with the terms thereof and the consummation of the transactions contemplated thereby, will not (a) violate any judgment, decree, injunction or order of any court or any governmental entity applicable to Purchaser, (b) conflict with any of the terms of (i) Purchaser’s articles of incorporation, bylaws or other constituent documents, or (ii) any other governing instrument relating to the conduct of Purchaser’s business or the ownership of its properties, or (c) violate, conflict with, constitute a default under, or result in a breach of, any other agreement to which Purchaser is or was a party or by which it is or was bound.

4.4          Consents and Approvals of Governmental Authorities.  No consent, approval, authorization or waiver of, or declaration, filing or registration with, or notification to, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Purchaser of the Operative Documents and the consummation by Purchaser of the transactions contemplated thereby.

4.5          Litigation.  There is no litigation, proceeding, claim, demand or governmental investigation pending, or, to the knowledge of Purchaser, threatened, nor is there or any order, injunction or decree outstanding against or relating to Purchaser, which could result in material liability or material cost to Seller or materially impair Purchaser’s ability to perform its obligations hereunder.

4.6          Statement Made.  No representation, warranty or written statement made by Purchaser in the Operative Documents contains any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect.

ARTICLE V

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligation of Purchaser to effect the Closing hereunder is subject to the satisfaction (or waiver by Purchaser) of all of the following conditions on or prior to the Closing Date:

5.1          Representations and Warranties True.  The representations and warranties of Seller contained herein, in the Schedules to this Agreement, and in the other Operative Documents, shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and (except for changes specifically contemplated by this Agreement) shall then be true and accurate in all material respects.

5.2          Performance of Covenants.  Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with, on or prior to the Closing Date.

5.3          Corporate Proceedings.  All corporate and other proceedings required to be conducted by Seller in connection with the transactions contemplated by the Operative Documents shall have been completed in the manner required by applicable law and in accordance with the articles of incorporation and bylaws and of Seller so as to give such transactions full force and effect.

5.4          No Governmental or Other Proceedings.  No action or proceeding shall be pending or threatened before any court, tribunal or governmental body, and no claim or demand shall have been made against Purchaser or Seller, or any Affiliate of either, seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by the Operative Documents.

5.5          Consents and Approvals.  With respect to the applicable Assets, all Permits, consents, authorizations, approvals and waiting periods required or imposed by law or any governmental agency or authority as a condition to the consummation of the transactions contemplated by this Agreement shall have been obtained or satisfied, and any such Permits, consents, authorizations and approvals shall be in a form and substance reasonably satisfactory to Purchaser and its counsel. With respect to the Pipeline Mortgage Loans, the consent of each applicable Investor and/or borrower of each Pipeline Mortgage Loan to be sold and assigned hereunder shall have been obtained, and such consent shall be in a form and substance reasonably satisfactory to Purchaser and its counsel.

5.6          Instruments of Transfer.  Seller shall have delivered to Purchaser, as applicable with respect to a particular Asset:

(a)           Bills of sale, assignments of leases, Contracts and Permits, estoppel certificates and such other good and sufficient instruments of assignment, transfer and conveyance as shall be reasonably necessary to vest in Purchaser all of Seller’s right, title and interest in and to the Assets, including, without limitation and as applicable, a bill of sale, assignment and assumption agreement and a lease assignment, assumption and consent agreement; and

(b)           Physical possession of the tangible Assets, or the means to achieve such possession immediately.

5.7          Release of Liens.  Purchaser shall have received evidence, reasonably satisfactory to Purchaser, of the termination and release of all Liens on the Assets (including the termination of any UCC financing statements relating to the Assets) except for liens for taxes not yet due and payable and liens relating to Assumed Liabilities.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligation of Seller to effect the Closing hereunder is subject to the satisfaction (or waiver by Seller) of all of the following conditions on or prior to the Closing Date.

6.1          Representations and Warranties True.  The representations and warranties of Purchaser contained herein, in the Schedules to this Agreement, and in the other Operative Documents shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and (except for changes specifically contemplated by this Agreement) shall then be true and accurate in all material respects.

6.2          Performance of Covenants.  Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3          Corporate Proceedings.  All corporate and other proceedings required to be conducted by Purchaser in connection with the transactions contemplated by the Operative Documents shall have been completed in the manner required by applicable law and in accordance with the articles of incorporation and bylaws of Purchaser so as to give such transactions full force and effect.

6.4          No Governmental or Other Proceedings.  No action or proceeding shall be pending or threatened before any court, tribunal or governmental body, and no claim or demand shall have been made against Purchaser or Seller seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by the Operative Documents.

6.5          Consents and Approvals.  With respect to the applicable Asset, all Permits, consents, authorizations, approvals and waiting periods required or imposed by law or any governmental agency or authority as a condition to the consummation of the transactions contemplated by this Agreement shall have been obtained or satisfied, and any such Permits, consents, authorizations and approvals shall be in a form and substance reasonably satisfactory to Seller and its counsel.  With respect to the Pipeline Mortgage Loans, the consent of each applicable Investor and/or borrower of each Pipeline Mortgage Loan to be sold and assigned hereunder shall have been obtained, and such consent shall be in a form and substance reasonably satisfactory to Seller and its counsel.

6.6          Instruments of Assumption.  With respect to the applicable Assets, Purchaser shall have delivered to Seller, all in such form as Seller may reasonably specify, instruments of assumption under which Purchaser shall assume the Assumed Liabilities, including, without limitation and as applicable, a bill of sale, assignment and assumption agreement and a lease assignment, assumption and consent agreement.

ARTICLE VII

CERTAIN GENERAL COVENANTS

7.1          Conduct of Business.

(a)           Seller will not, nor will it permit any Affiliate to, take any action (except for any action specifically contemplated by this Agreement) that would cause the conditions set forth in Section 5.1 hereof not to be satisfied.  Purchaser agrees that it will not, and will not permit any of its Affiliates to, take any action (except any action specifically contemplated by this Agreement) that would cause the conditions set forth in Section 6.1 hereof not to be satisfied.

(b)           Seller agrees that from the Effective Date to the Closing Date, it will cause the Business to be conducted only in the ordinary course and in substantially the same manner as heretofore conducted, including without limitation the maintenance of loan production with similar characteristics to the state of loan production as of the Effective Date.  Seller shall: (i) use its commercially reasonable efforts to maintain its employee work force at its present level and shall make no adjustments in wages or hours of work, nor adopt any new Employee Benefit Plan, except in the ordinary course of business, and, in the case of adopting a new Employee Benefit Plan, with the express written consent of Purchaser to that plan ; (ii) pay, perform and discharge all Liabilities relating to the Business and/or the Assets; (iii) not enter into material agreements, commitments or contracts relating to the Business and/or the Assets, except in the ordinary course of business; (iv) not sell, transfer, assign, mortgage or encumber any Assets, except in the ordinary course of business; (v) not create, incur or assume any debt relating to the Business and/or the Assets, other than in the ordinary course of business; (vi) maintain all existing Permits, governmental licenses, registrations, consents and approvals relating to the Business and/or the Assets; (vii) not enter into forward purchase contracts relating to the Business and/or the Assets, provided, however, that relative to the locked Pipeline Mortgage Loans, Seller shall continue to enter forward delivery and hedging contracts in the ordinary course on such Pipeline Mortgage Loans that will be purchased by Seller following the Closing pursuant to Section 7.9 of this Agreement; (viii) maintain in full force and effect its financing and any warehouse lines of credit for the Pipeline Mortgage Loans through the Closing Date at levels as necessary to fund ongoing production.  For purposes of this subsection, “ordinary course of business” shall mean conduct of the Business within normal commercial customs and usages, and consonant with the general operation of the Business by Seller in accordance with reasonable mortgage banking business practices and Seller’s past practices.

(c)           Seller shall perform all obligations of Seller under the Assumed Contracts identified on Schedule 3.5 attached hereto in all material respects until the Closing Date, including delivery to the respective Investors of loans closed after the Effective Date and before the Closing Date, and Seller shall not amend, alter or modify such Assumed Contracts in any material respect without the prior written consent of Purchaser.

7.2          Obtaining Consents and Approvals.  Each of the Parties hereto shall use commercially reasonable efforts to secure such consents (including any required consent of any applicant or borrower in connection with a Pipeline Mortgage Loan), approvals, authorizations and waivers, to obtain such Permits, to make such filings, declarations and registrations and to give such notices as are required to satisfy the conditions contained in Sections 5.5 and 6.5 hereof.  Each of the Parties hereto shall cooperate with the other Party and provide such assistance as may be reasonably necessary in connection with securing the consents required hereunder; provided that Purchaser shall be responsible for all costs and expenses associated with any Permits required by Purchaser in connection with such transfer of the Business and the Assets.

7.3          Commercially Reasonable Efforts.

(a)           Each of the Parties hereto shall in good faith employ all commercially reasonable efforts to cause each of the conditions to the consummation of the transactions contemplated hereby applicable to it to be fulfilled as soon as practicable after the date hereof.

(b)           Seller shall use commercially reasonable efforts to effect the transfer and assignment of the Pipeline Mortgage Loans to Purchaser in accordance with Applicable Requirements.

(c)           Seller shall assist Purchaser, from time to time upon Purchaser’s reasonable request, in obtaining any and all Permits, consents and approvals required to be obtained by Purchaser in connection with the transactions contemplated herein, and effecting the transfer and assignment of the Pipeline Mortgage Loans to Purchaser; provided, however, that Purchaser shall reimburse Seller for all reasonable costs and expenses incurred by Seller in connection with Seller’s compliance with this subsection (c).

7.4          Access and Information.  Seller shall permit Purchaser and its representatives, after the Effective Date and until the Closing Date, to have access upon reasonable notice, during regular business hours, to the Assets, Business, and existing Broad Street Employees, and shall furnish, or cause to be furnished, to Purchaser such financial and operating data and other information with respect to the Business and the Assets as Purchaser shall, from time to time, reasonably request.  Purchaser shall be entitled to conduct interviews with, and/or take and accept applications from, existing Broad Street employees, or prospective employees, upon consent of Seller, which consent shall not be unreasonably withheld, following reasonable advance notice to Seller of Purchaser’s intent to conduct such interviews and/or take and accept applications, in accordance with Section 8.1 hereof.  No investigation by Purchaser heretofore or hereafter made shall be deemed to constitute a waiver of any breach of the representations and warranties contained in the Operative Documents.

7.5          Additional Information.

(a)           On a weekly basis immediately after the Effective Date and until the Closing Date, Seller shall furnish to Purchaser a “pipeline report” and branch application report.  On the Closing Date, Seller shall furnish Purchaser with a final “pipeline report” and branch application report as of such date.

(b)           On a weekly basis immediately after the Effective Date and until the Closing Date, Purchaser shall furnish to Seller a report setting forth the status of all required governmental approvals, licenses, permits, and other necessary consents for Purchaser to operate the Business in the states in which each of the Offices is located.  On the Closing Date, Purchaser shall furnish Seller with a final report pertaining to such matters as of such date.

(c)           Within three (3) days of Closing, Seller shall deliver to Purchaser a final set of Schedules to this Agreement, clearly depicting any differences between such final set of Schedules and the Schedules attached hereto as of the Effective Date.

7.6          Expenses; Liabilities.

(a)           Seller and Purchaser shall, except as otherwise specifically provided herein, bear their own respective expenses incurred in connection with the preparation, execution and performance of the Operative Documents and the transactions contemplated thereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

(b)           Purchaser shall pay the fees and expenses due to any “broker” or “finder” or similar Person in connection with the Operative Documents or any of the transactions contemplated thereby.

7.7          Post-Closing Matters.

(a)           From time to time after the Closing, the Parties shall deliver to each other such information and data as any Party may reasonably request, including that required in order to enable such Party to complete and file all federal, state and local forms which may be required to be filed by it, to complete all customary tax and accounting procedures, and otherwise to enable such Party to satisfy its reasonable internal accounting, tax and other requirements. Following the Closing Date, Seller shall execute and deliver any documents reasonably related to the Business and Seller’s transfer to Purchaser of the Business and shall pay any unpaid liabilities related to the Business that were (i) incurred prior to the Closing Date and (ii) are not part of the Assumed Liabilities.

(b)           Following the Closing Date, Purchaser shall cooperate with Seller in connection with any litigation involving Broad Street and/or any employee or former employee of Broad Street, which litigation commenced or concerned the period of time prior to the Closing Date.  Such cooperation shall include, but not be limited to, making available any of Seller’s employees who become Purchaser’s employees to provide reasonable assistance to Seller in connection with such litigation, with reasonable expenses for and costs of such assistance, if any, to be borne by Seller and paid to Purchaser or Purchaser’s employees, as applicable.

(c)           Following the Closing Date, Seller shall comply with Applicable Requirements with respect to any loans closed prior to the Closing Date.  Such compliance shall include, without limitation, arrangements to collect from Purchaser and transfer, at Seller’s expense, all loan files, documentation of satisfaction of closing stipulations and conditions, documentation of compliance with Applicable Requirements, and other final documentation related to all loans closed before the Closing Date. Purchaser shall cause Broad Street to comply with any reasonable request by Seller to transfer any loan files, documentation of satisfaction of closing stipulations and conditions, documentation of compliance with Applicable Requirements, and/or other final documentation related to all loans closed before the Closing Date, as contemplated by this subsection (c).

7. 8         Further Assurances.  Each of the Parties shall execute such documents and other papers and take such further actions in good faith as may be reasonably required or desirable to carry out the provisions of and the transactions contemplated by the Operative Documents.

7.9          Disposition of Pipeline Mortgage Loans.

(a)           Each of the Parties agrees that each of those Pipeline Mortgage Loans identified on Schedule 2.1(e) (and on any update thereto pursuant to subsection (c) of this Section 7.9) as “Mandatory Delivery Loans” and which are funded by Purchaser after their transfer to Purchaser on the Closing Date, will be purchased by Seller for an amount equal to the value of the loan at the time of the loan commitment (including, without limitation, lock rate, term, and investor authorized price, as well as any previously agreed upon servicing released premium), subject to Seller’s satisfaction of the representations and warranties pertaining to such Mandatory Delivery Loans set forth on Schedule 7.9 hereof; provided, however, that Purchaser shall represent and warrant to Seller at the time of each purchase of Mandatory Delivery Loans hereunder that nothing has occurred during the period of time between the Closing Date and the date of repurchase that would cause the representations and warranties set forth on Schedule 7.9 hereof to be inaccurate or untrue.

(b)           Each of the Parties agrees that each of those Pipeline Mortgage Loans identified on Schedule 2.1(e) (and on any update thereto pursuant to subsection (c) of this Section 7.9) as “Best Efforts Loans” shall upon Closing, become the sole obligation of Purchaser to deliver to the Investor in compliance with Applicable Requirements, and Seller shall not have any further obligation or liability with respect thereto, unless (i) Purchaser is not an approved Correspondent of a particular Investor, in which case Seller will deliver the loan to the Investor and pay to Purchaser agreed-upon servicing and pricing value in accordance with Applicable Requirements, and/or (ii) Investor does not accept the transfer of the lock-in agreement from Seller to Purchaser, in which case any applicable Pipeline Mortgage Loan shall remain the obligation of Seller to deliver to Investor, and pay to Purchaser agreed-upon servicing and pricing value in accordance with Applicable Requirements.

(c)           Each of the Parties acknowledges that the number and composition of Pipeline Mortgage Loans shall continually change between the Effective Date and the Closing Date.  Seller agrees to provide Purchaser with updates to Schedule 2.1(e) on a weekly basis following the Effective Date.  In addition, Seller shall provide a final schedule of Pipeline Mortgage Loans to Purchaser one day prior to the Closing Date.

(d)           Purchaser and Seller agree to cooperate with each other to ensure the transfer of all necessary loan documentation to the relevant party or parties required in connection with the consummation of the transactions pertaining to the Pipeline Mortgage Loans as described in this Section 7.9, including, but not limited to, transfer of all Pipeline Loan Files, documentation of compliance with Applicable Requirements, if applicable, documentation of satisfaction of closing stipulations and conditions, and other final documentation.

(e)           Purchaser shall not solicit for refinancing any loans closed by Seller prior to the Closing Date (including any Broad Street loans) (each a “Pre-Closing Loan”) for a period of twelve (12) months from the date of closing of such Pre-Closing Loan.  Should any borrower under a Pre-Closing Loan submit an application to refinance such loan through Purchaser, Purchaser shall refer such borrower to Fieldstone for refinancing.  Should any Pre-Closing Loan prepay with the proceeds of a loan originated by Purchaser or any of its affiliates then Purchaser shall indemnify Seller for any premium recapture expense incurred by Seller as a result of such prepayment.

7.10        Solicitation of Key Employees.

Seller agrees that for a period of twelve (12) months following the Closing Date, Seller shall not, nor cause to be done, any of the following: solicit, encourage the solicitation of, nor offer continued employment in any other parent, affiliate, division or department of Seller to, any of the key employees of Broad Street listed on Schedule 7.10 hereto.

ARTICLE VIII

CERTAIN OTHER COVENANTS

8.1          Employees.

(a)           On or prior to the Closing Date, Purchaser shall offer to hire certain of the Seller’s employees in the Offices related to the Business on comparable employment terms to those provided by Seller to the employees as of the Effective Date.  Purchaser shall be responsible for the employees’ salaries after the Closing Date and, in its sole discretion, for the position and continued employment of the employees employed by Purchaser after the Closing Date.  Purchaser shall have access to such employees pursuant to Section 7.4 hereof.  Within seven days following the Effective Date, Purchaser shall give notice to Seller identifying those of Seller’s employees to whom Purchaser intends to offer employment, subject to Purchaser’s normal hiring procedures and requirements.  Purchaser shall use reasonable best efforts to hire each of the employees so identified under this Section 8.1(a) who are employed and working in the Broad Street division on the Closing Date.  Should offers of employment made by Purchaser be rejected by more than 35% of the Broad Street employees and/or any member of Broad Street Senior Management to which Purchaser has offered employment, Purchaser may withdraw its offers of employment to all Broad Street employees and have no further obligations under this Agreement.  Purchaser hereby agrees to supply Seller with copies of all employment-related materials provided to members of Broad Street Senior Management following the Effective Date which are reasonably necessary for Seller to ascertain the compensation package to be provided to such members of Broad Street Senior Management, including, but not limited to, copies of any offer letters or employment contracts.

(b)           Purchaser is not assuming, and shall not have any responsibility whatsoever for the continuation of, any Liabilities under or in connection with, any Employee Benefit Plan or any employment contract or severance arrangement between Seller and Seller’s employees.  Purchaser is not, and shall not be deemed to be, a successor employer to Seller with respect to any such Employee Benefit Plan, employment contract, or severance arrangement, and no plan adopted or maintained by Purchaser after the Closing is or shall be deemed to be a “successor plan,” as such term is defined in Section 4021(a) of ERISA, of any Employee Benefit Plan.  No assets held under any Employee Benefit Plan shall be transferred to Purchaser or to any plan adopted or maintained by Purchaser.  Except as specifically set forth herein, Purchaser shall not be obligated to assume or continue any term or condition of employment currently or previously promised or maintained by Seller with regard to its current, former or retired employees or contractors, and shall not be responsible for any debt, payment, obligation, claim, Liability or agreement which relates to or arises from Seller’s employment (or termination of employment) of, or contract (or termination of contract) with its current, former or retired employees, regardless of whether such employees are offered employment by Purchaser.  Seller shall be solely responsible for the timely payment (in accordance with all applicable state, federal, and local laws) of all compensation, including without limitation all salaries, commissions, overrides, incentives, bonuses, deferred compensation, accrued benefits, accrued personal and/or sick pay, accrued vacation, accrued benefits in accordance with any Employee Benefit Plan, and severance pay, to any employee of Seller who does not become an employee of Purchaser after the Closing Date (hereinafter “Noncontinuing Employees”).  Seller hereby indemnifies and holds Purchaser harmless against any and all actions, claims, and liability resulting from Seller’s obligations to Noncontinuing Employees, including reasonable attorney fees and costs.

(c)           Seller shall have no responsibility for Purchaser’s obligations to any employee or contractor accruing after the Closing Date and arising under (i) any employment contract between Purchaser and an employee or contractor of Purchaser, or (ii) any policy or Employee Benefit Plan of Purchaser.

(d)           Except as otherwise expressly provided herein, neither Purchaser nor Seller intends this Agreement to create any rights or interests, except as between Purchaser and Seller, and, except as otherwise expressly provided herein, no present, former or future employee or contractor of Purchaser or Seller shall be treated as a third party beneficiary in, to, or under this Agreement.

8.2          SELLER’S INDEMNITY.

SELLER SHALL SAVE, DEFEND, INDEMNIFY AND HOLD HARMLESS PURCHASER AND ITS AFFILIATES AND THE SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS AND AGENTS OF ANY OF THEM (THE “PURCHASER INDEMNIFIED PARTIES”), PROMPTLY UPON DEMAND AT ANY TIME AND FROM TIME TO TIME, FROM AND AGAINST ANY AND ALL ACTIONS AND CLAIMS ASSERTED AGAINST ANY PURCHASER INDEMNIFIED PARTY,

AND SHALL REIMBURSE THE PURCHASER INDEMNIFIED PARTIES FOR ANY AND ALL ACTUAL, DIRECT, OUT OF POCKET LOSSES, LIABILITIES, DAMAGES, CHARGES, LIENS, DEFICIENCIES OR EXPENSES OF ANY NATURE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) INCURRED BY OR ASSESSED AGAINST ANY PURCHASER INDEMNIFIED PARTY AND ARISING OUT OF OR RESULTING FROM:

(a)           ANY MISREPRESENTATION OR THE INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN ANY OPERATIVE DOCUMENT, REGARDLESS OF ANY ACTUAL OR CONSTRUCTIVE KNOWLEDGE OF SELLER THEREOF;

(b)           THE NON-FULFILLMENT OR NON-PERFORMANCE OF ANY COVENANT, CONDITION, OR ACTION REQUIRED OF SELLER PURSUANT TO ANY OPERATIVE DOCUMENT; OR

(c)           ANY LIABILITIES OF SELLER ARISING BEFORE THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION, LIABILITIES TO SELLER’S EMPLOYEES, INCLUDING, WITHOUT LIMITATION, LIABILITIES EXPRESSED IN SECTION 8.1(b) HEREUNDER, OTHER THAN THE ASSUMED LIABILITIES.

8.3          PURCHASER’S INDEMNITY.

PURCHASER SHALL SAVE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND ITS AFFILIATES AND THE SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS AND AGENTS OF ANY OF THEM (THE “SELLER INDEMNIFIED PARTIES”), PROMPTLY UPON DEMAND AT ANY TIME AND FROM TIME TO TIME, FROM AND AGAINST ANY AND ALL ACTIONS AND CLAIMS ASSERTED AGAINST ANY SELLER INDEMNIFIED PARTY AND SHALL REIMBURSE THE SELLER INDEMNIFIED PARTIES FOR ANY AND ALL ACTUAL, DIRECT, OUT OF POCKET LOSSES, LIABILITIES, DAMAGES, CHARGES, LIENS, DEFICIENCIES OR EXPENSES OF ANY NATURE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) INCURRED BY OR ASSESSED AGAINST SUCH SELLER INDEMNIFIED PARTIES AND ARISING OUT OF OR RESULTING FROM:

(a)           ANY MISREPRESENTATION OR THE INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY PURCHASER IN ANY OPERATIVE DOCUMENT, REGARDLESS OF ANY ACTUAL OR CONSTRUCTIVE KNOWLEDGE OF PURCHASER THEREOF;

(b)           ANY LIABILITIES TO EMPLOYEES HIRED BY PURCHASER THAT AROSE SUBSEQUENT TO THE CLOSING DATE OR THAT ARE CAUSED BY PURCHASER’S ACTIONS AFTER THE CLOSING DATE;

(c)           THE NON-FULFILLMENT OR NON-PERFORMANCE OF ANY COVENANT, CONDITION, OR ACTION REQUIRED OF PURCHASER PURSUANT TO ANY OPERATIVE DOCUMENT;

(d)           THE ORIGINATION BY PURCHASER AFTER THE CLOSING DATE OF LOANS THAT WERE IN THE PIPELINE ON THE CLOSING DATE; OR

(e)           THE ASSETS OR ASSUMED LIABILITIES AFTER THE CLOSING DATE (UNLESS IN EACH SUCH CASE THE LIABILITY OR OBLIGATION ARISES AS A RESULT OF ACTIONS TAKEN OR OMITTED BY SELLER PRIOR TO THE CLOSING DATE).

ARTICLE IX

CONFIDENTIALITY

9.1          Confidentiality.

Purchaser and Seller shall, and shall cause their respective Affiliates to, keep confidential all information concerning this Agreement and the transactions contemplated hereby, except that such information may be disclosed (i) if required by court order or decree or applicable law, (ii) if it was or becomes generally available to the public (except as a result of an unauthorized disclosure), (iii) if it is received on a non-confidential basis from a third party having a right to make such disclosure, (iv) to employees, agents and representatives of Purchaser and Seller and their respective Affiliates who need to know for purposes of this Agreement or the transactions or to carry out any obligations of Purchaser or Seller with respect thereto, (v) as required in connection with a Party’s regular financial reporting to lenders, or (vi) as required to comply with any applicable taxation or other legal requirements.  Notwithstanding the foregoing, within three (3) business days following the Effective Date, Seller and Purchaser shall jointly approve and issue a press release substantially similar in form and content to the sample press release attached hereto as Schedule 9.1.

9.2          Enforcement of Article IX.  Seller and Purchaser each acknowledge that its failure or threatened failure to comply with the provisions of this Article IX will result in immediate, irreparable and continuing damage to Purchaser or Seller, as the case may be, for which there will be no adequate remedy at law and that, in the event of its failure or threatened failure so to comply, Purchaser or Seller, as the case may be, and their respective successors, legal representatives and assigns shall be entitled to temporary and permanent injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of this Article IX; provided, however, that, in the event of any such threatened failure, Purchaser or Seller, as the case may be, shall provide the other with reasonable notice of such threatened failure and a reasonable opportunity to cure such threatened failure before resorting to its remedies hereunder.

ARTICLE X

TERMINATION

10.1        Termination. This Agreement may be terminated (such termination to be effected by notice of termination being delivered to Seller or Purchaser, respectively) at any time prior to the Closing:

(a)           by mutual written consent of Seller and Purchaser;

(b)           by Purchaser or Seller if the Closing has not occurred on or prior to February 28, 2006; provided however, that, Purchaser shall not be permitted to terminate this Agreement in the event that Closing has not occurred by the date specified above due to Purchaser’s failure to obtain all required governmental approvals, licenses, permits, and other necessary consents to operate the Business in the states in which each of the Offices is located, or

(c)           by Purchaser or Seller if the Closing has not occurred for any reason on or prior to March 31, 2006.

10.2        Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void, except for Sections 8.2, 8.3, 9.1 and 9.2 hereof, and there shall be no liability under this Agreement on the part of any Party hereto, except as provided by Sections 8.2, 8.3, 9.1, and 9.2 hereof.

ARTICLE XI

MISCELLANEOUS

11.1        Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

11.2        Counterparts.  This Agreement may be executed in person or by facsimile with an original copy sent for next-day delivery in one or more counterparts, each of which when assembled shall be deemed to be an original, but all of which shall be considered one and the same instrument.

11.3        Entire Agreement.  The Operative Documents contain the entire agreement between the Parties and supersede all prior agreements, arrangements and understandings, oral or written, relating to the subject matter thereof.  There are no written or oral agreements, understandings, representations or warranties between the Parties other than those set forth in the Operative Documents.

11.4        Rights Cumulative; Waivers.  The rights of each of the Parties under this Agreement are cumulative, may be exercised as often as any Party considers appropriate and are in addition to each such Party’s rights under any of the other Operative Documents or, except as otherwise modified herein, under law.  The Parties may not waive or vary any right hereunder except by an express written waiver or variation.  Any failure to exercise or any delay in exercising any of such rights, or any partial or defective exercise of such rights, shall not operate as a waiver or variation of that or any other such right.

11.5        Section Headings.  The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.6        Notices.  All notices and other communications hereunder shall be in writing (which shall include any writing delivered by facsimile transmission) and shall be deemed to have been duly given (i) when delivered, if sent by registered or certified mail (return receipt requested), (ii) when delivered, if delivered personally or by telecopy or (iii) on the next business day, if sent by United States Express Mail or overnight courier, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by like notice in accordance with this Section 11.6:

If to Seller, to:

FIELDSTONE MORTGAGE COMPANY

11000 Broken Land Parkway, Suite 600

Columbia, Maryland  21044

Attn: Treasurer

If to Purchaser, to:

WAUSAU MORTGAGE CORPORATION

c/o Sunset Mortgage Company, L.P.

3 Dickenson Drive

Chadds Ford, PA 19317

Attn: Chairman

11.7        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without reference to the choice of law principles thereof.  Seller and Purchaser hereby consent to the jurisdiction of the Courts of Howard County, Maryland and/or the United States District Court for the District of Maryland, Northern Division, for any litigation regarding the transactions contemplated by this Agreement.

11.8        Severability.  If any provision in this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11.9        Successors and Assigns.  This Agreement shall be binding upon the Parties hereto and their respective successors and assigns and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

11.10      Publicity.  Any publicity relating to the transaction contemplated by this Agreement and the method of its release shall be approved in writing by both Seller and Purchaser and no publicity shall be released without such joint approval, unless otherwise required by law.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto by an authorized representative, all as of the day and year first above written.

“SELLER”		“PURCHASER”
FIELDSTONE MORTGAGE COMPANY		WAUSAU MORTGAGE CORPORATION

By:	/s/ Mark C. Krebs	By:	/s/ James W. Porter, Jr.
Name:	Mark C. Krebs	Name:	James W. Porter, Jr.
Title:	Senior Vice President - Treasurer	Title:	Chairman